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CUSIP No. 929160-10-9                   13G                  Page 1 of 10 pages


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                      (Amendment No.       16     )*
                                     --------------

                           VULCAN MATERIALS COMPANY
                           ------------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                  929160-10-9
                                  -----------
                                (CUSIP Number)

     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 929160-10-9                   13G                  Page 2 of 10 pages

    ---------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  AmSouth Bancorporation
                  No. 63-0591257

    ---------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                  (a) [ ]
                                  (b) [ ]

    ---------------------------------------------------------------------------
    3     SEC USE ONLY

    ---------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

    ---------------------------------------------------------------------------
                       5    SOLE VOTING POWER

         NUMBER OF                  -0-

          SHARES       --------------------------------------------------------
                       6    SHARED VOTING POWER
       BENEFICIALLY
                                    3,477,958
         OWNED BY
                       --------------------------------------------------------
           EACH        7    SOLE DISPOSITIVE POWER

        REPORTING                   -0-

          PERSON       --------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
           WITH
                                    2,974,945

    ---------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,482,160

    ---------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    ---------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    9.53%

    ---------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON
          HC

    ---------------------------------------------------------------------------
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CUSIP No. 929160-10-9                   13G                  Page 3 of 10 pages

    ---------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  AmSouth Bank of Alabama*
                  No. 63-0073530

    ---------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                  (a) [ ]
                                  (b) [ ]

    ---------------------------------------------------------------------------
    3     SEC USE ONLY

    ---------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Alabama

    ---------------------------------------------------------------------------
                       5    SOLE VOTING POWER

         NUMBER OF                  -0-

          SHARES       --------------------------------------------------------
                       6    SHARED VOTING POWER
       BENEFICIALLY
                                    3,474,358
         OWNED BY
                       --------------------------------------------------------
           EACH        7    SOLE DISPOSITIVE POWER

        REPORTING                   -0-

          PERSON       --------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
           WITH
                                    2,971,345

    ---------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,478,560

    ---------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    ---------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    9.52%

    ---------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON

          BK

    ---------------------------------------------------------------------------
    *Successor by conversion to AmSouth Bank N.A.
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CUSIP No.929160-10-9                  13G                 Page 4 of 10 pages



                               AMENDMENT NO. 16
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                            AMSOUTH BANK OF ALABAMA

                Report for the Calendar Year Ended December 31, 1994

     Item 1(a)       Name of Issuer:
     ---------
                     Vulcan Materials Corporation

     Item 1(b)       Address of Issuer's Principal Executive Offices:
     ---------
                     One Metroplex Drive
                     Birmingham, Alabama  35209

     Item 2(a)       Name of Persons Filing:
     ---------
                     AmSouth Bancorporation
                     AmSouth Bank of Alabama

     Item 2(b)       Address of Principal Business Office:
     ---------
                     AmSouth Bancorporation
                        1400 AmSouth/Sonat Tower
                        Birmingham, Alabama  35203

                     AmSouth Bank of Alabama
                        AmSouth/Sonat Tower
                        Birmingham, Alabama  35203


     Item 2(c)       Citizenship:
     ---------
                     AmSouth Bancorporation is a Delaware corporation. AmSouth Bank of Alabama is a bank organized under the laws of the State of Alabama.

     Item 2(d)       Title of Class of Securities:
     ---------
                     Common stock

     Item 2(e)       CUSIP Number:  929160-10-9
     ---------

     Item 3.         If this Statement is filed pursuant to Rules 13d-1(b) or
     -------         13d-2(b), check whether the person filing is a:

                     (a)   [ ]    Broker or Dealer registered under Section 15
                                  of the Act
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CUSIP No. 929160-10-9                   13G                  Page 5 of 10 pages


                (b)   [ X]   Bank as defined in Section 3(a)(6) of the Act

                (c)   [ ]    Insurance Company as defined in Section
                             3(a)(19) of the Act

                (d)   [ ]    Investment Company registered under Section 8 of
                             the Investment Company Act

                (e)   [ ]    Investment Adviser registered under Section 203
                             of the Investment Advisers Act of 1940

                (f)   [ ]    Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or
                             Endowment Fund; see Section 240.13d-
                             1(b)(1)(ii)(F)

                (g)   [ X]   Parent Holding Company, in accordance with
                             Section 240.13d-1(b)(1)(ii)(G)

                (h)   [ ]    Group, in accordance with Section 240.13d-1(b)
                             (1)(ii)(H)

     Item 4.         Ownership
     -------
                     (a)   Amount Beneficially Owned:

                                AmSouth Bancorporation:    3,482,160
                                AmSouth Bank of Alabama:   3,478,560

                     (b)   Percent of Class:

                                AmSouth Bancorporation:    9.53%
                                AmSouth Bank of Alabama:   9.52%

                     (c)   Number of shares as to which such person has:

                           (i)     sole power to vote or to direct the vote:

                                              -0-

                           (ii)    shared power to vote or direct the vote:

                                              AmSouth Bancorporation:  3,477,958
                                              AmSouth Bank of Alabama: 3,474,358

                           (iii) sole power to dispose of or to direct the disposition of:

                                              -0-

                           (iv) shared power to dispose of or to direct the disposition of:

                                             AmSouth Bancorporation:   2,974,945
                                             AmSouth Bank of Alabama:  2,971,345
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CUSIP No. 929160-10-9                   13G                  Page 6 of 10 pages


                      Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank of Alabama is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

      Item 5.         Ownership of Five Percent or Less of a Class
      -------
                      Not applicable

      Item 6.         Ownership of More than Five Percent on Behalf of Another
      -------         Person


                 All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiaries, AmSouth Bank of Alabama or AmSouth Bank of Florida, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

      Item 7.         Identification and Classification of the Subsidiary Which
      ------- Acquired the Security Being Reported on by the Parent Holding Company

                      See Exhibit 1.

      Item 8.         Identification and Classification of Members of the Group
      -------
                      Not applicable.

      Item 9.         Notice of Dissolution of the Group
      -------
                      Not applicable.

      Item 10.        Certification
      --------

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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CUSIP No. 929160-10-9                   13G                  Page 7 of 10 pages


    Signatures:
    -----------
                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

    February 13, 1995
    -----------------
    Date

    AMSOUTH BANCORPORATION



    By: /s/ Carl L. Gorday
        -------------------------
        Signature

    Carl L. Gorday, Assistant Secretary
    -----------------------------------
    Name/Title

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CUSIP No. 929160-10-9                   13G                  Page 8 of 10 pages


                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.




    February 13, 1995
    -----------------
    Date




    AMSOUTH BANK OF ALABAMA



    By: /s/ Carl L. Gorday
        ------------------------------
        Signature


    Carl L. Gorday, Vice President
    ------------------------------
    Name/Title